Filed Pursuant to Rules 424(b)(3) and 424(c)
Registration No. 333-68710

Prospectus Supplement No. 3 Dated December 11, 2001
(to Prospectus dated October 17, 2001)

$149,500,000

School Specialty, Inc.
6% Convertible Subordinated Notes due 2008
and
The Common Stock Issuable Upon Conversion Thereof

        Our prospectus dated October 17, 2001, as supplemented on October 23, 2001 and November 6, 2001, relating to the offer for resale by certain of our securityholders of up to $149,500,000 aggregate principal amount of 6% convertible subordinated notes due 2008 of School Specialty, Inc., and the shares of our common stock issuable upon conversion of the notes, is hereby supplemented to include the following information in the "Selling Securityholders" section on pages 34-43 of the prospectus.

ADDITIONAL SELLING SECURITYHOLDERS(7)

        The following represents additional selling securityholders for the table appearing in the "Selling Securityholders" section of the prospectus.

Name and Address	Principal Amount of Notes Beneficially Owned that May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May Be Sold (1)	Percentage of Common Stock Outstanding (2)
Hamilton Partners Limited 415 Madison Avenue, 19th Floor New York, NY 10017	$ 3,000,000	2.00%	92,908	*
KBC Financial Products USA Inc. 140 East 45th Street 2 Grand Central Tower, 42nd Floor New York, NY 10017	$ 1,000,000	*	30,969	*
Morgan Stanley Dean Witter Convertible Securities Trust 1221 Avenue of the Americas, 21st Floor New York, NY 10020	$ 2,000,000	1.34%	61,938	*

___________________

*Less than 1%.

(7)  Total principal amount of selling securityholders listed is more than $149,500,000 because certain of the selling securityholders may have transferred notes pursuant to Rule 144A or otherwise reduced their position prior to selling pursuant to this registration statement. The maximum principal amount of notes that may be sold under this prospectus will not exceed $149,500,000.